Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), with an Effective Date of October 10, 2021, is made by and between Anew Oncology, Inc./Anew Medical, Inc., a Delaware corporation, having an address located at 13576 Walnut Street, Omaha, NE 68144 (the “Company”), and Dr. Joseph Sinkule, individually (the “Executive”), with an address of 13576 Walnut Street, Omaha, NE 68144. Each of the Company and the Executive shall be a “party” and collectively shall be the “parties.”

WITNESSETH :

WHEREAS, the Company desires to enter into an employment agreement with the Executive.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Term of Employment. The term of this Agreement began as of the date hereof (the “Effective Date”) and will end at the close of business on October 9, 2024 (the “Term”). Upon the expiration of the Term, the Executive will continue to be an employee of the Company “at- will” (unless and until the Company or the Executive gives written notice to the other of termination). All references to “employment” in this Agreement will refer to the Executive’s employment during the Term. On or prior to October 9, 2024, the Company shall provide to the Executive in writing (i) proposed terms for amendment or replacement of this Agreement with a new employment agreement addressing substantially the same terms and conditions as this Agreement, or (ii) notice that it does not intend to propose terms for such amended or new employment agreement, and expects the Executive’s employment to terminate at the close of business on October 9, 2024. The provisions of Sections 4(d), 7, 8, 11 and 12 shall survive the termination of the Term and any concurrent or subsequent termination of employment thereunder and shall continue to be in effect thereafter to the extent applicable.

2. Position, Performance; Other Activities; Non-Competition.

(a) Position. The Executive will be employed as the Chief Executive Officer (CEO) of the Company. The Executive will also be a member of the Board of Directors for the 5-year term of this agreement. The Executive will be based in the Company’s offices in the U.S. or abroad, as needed to effectively conduct business. The initial location is Omaha, NE but this location may change from time to time subject to Board approval. The Executive will report directly to the Company’s Board of Directors (the “Board”).

(b) Authority and Responsibilities. The Executive’s authority, responsibilities and reporting relationships will correspond to the Executive’s position and will include any particular authority, responsibilities and reporting relationships consistent with the Executive’s position as the Board may assign to the Executive from time to time.

(c) Performance. During the Term, the Executive will devote substantially all of the Executive’s business time and attention to the Company (except as provided in Section 2(d)) and will use good faith efforts to discharge the Executive’s responsibilities under this Agreement to the best of the Executive’s ability.

(d) Other Activities. During the Executive’s employment, the Executive will not render any business, commercial or professional services to any third party, except as permitted by prior written approval by the Board or a subcommittee thereof, as appropriate, or as otherwise permitted by this Section 2(d). However, the Executive may (i) serve, without Board approval, on civic, educational or charitable boards or committees, and, with the prior written approval of the Board or a subcommittee of the Board, as appropriate, on other corporate boards or committees; (ii) work to manage personal investments; or (iii) teach at educational institutions, deliver lectures or fulfill speaking engagements, so long as the activities in clauses (i) through (iii) above do not significantly interfere with the Executive’s performance of the Executive’s responsibilities under this Agreement. The Executive agrees that nothing in this Agreement shall relieve the Executive of any duties (including fiduciary duties and duties of confidentiality) the Executive may owe to the Company or its shareholders by reason of the Executive’s service as an officer or director of the Company.

(e) Non-Competition.

(i) The Executive shall not, during the Term and for one (1) year thereafter, directly or indirectly, induct or attempt to influence any employee of the Company to terminate his employment with the Company or hire or solicit for hire on behalf of another employer any person then employed or who has been employed by the Company during the immediately preceding six months;

(ii) The Executive shall not, during the Term and for one (1) year thereafter, unless the Executive is terminated by the Company without cause, directly or indirectly, engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) the development, production, distribution or sale of cell or gene therapy products for neurologic diseases, or oncology biosimilar antibody drugs;

(iii) The Executive acknowledges the restrictions contained in this Section 2(e), in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Executive therefore acknowledges that, in the event of his violation of any of these restrictions, the Company may be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled;

(iv) If the Executive violates any of the restrictions contained in this Section 2, the restrictive period shall be extended from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Company; and

(v) The invalidity or unenforceability of any provision or provisions of this Section 2 shall not affect the validity or enforceability of any other provision or provisions of this Section 2, which shall remain in full force and effect. If any provision of this Section 2 is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement and shall correspondingly modify the Company’s obligations hereunder. If any of the provisions of, or covenants contained in, this Section 2 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Section 2, solely as to that jurisdiction, without rendering that or any other provisions of this Section 2 invalid, illegal or unenforceable in any other jurisdiction. If any covenant contained in this Section 2 should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(f) Business Opportunities. During the Term, the Executive shall be required to refer any cell or gene therapy for neurologic diseases or oncology antibody drug-related, or any other biotechnology business opportunity that he becomes aware of in the biotechnology and healthcare industries to the Board for its consideration. Failure to do so will result in a material breach of this Agreement.

3. Compensation.

(a) Salary. The Executive will receive an annual base salary of two hundred and forty thousand dollars (USD $240,000.00) (the “Salary”), payable in accordance with the Company’s normal practices for similarly situated executives, provided, however, that the base Salary shall be increased for the remainder of the Term to three hundred and sixty thousand dollars ($360,000.00) per annum in the event that the Company raises a total of five million dollars ($5,000,000.00) or more in equity and/or debt financing. The Company will pay for all relocation expenses or temporary living expenses of the Executive and his family as needed and approved in advance by the Board. Performance bonuses will be allocated on an annual basis based on the performance of the Executive and will be subject to Board approval including but not limited to the required approval of the director on behalf of the investors (initially Dr. Hirschman or his replacement in the future). The performance bonuses will also be subject to, and in compliance with, the Bylaws of the Company and subject to the Preferred Stock Certificate of Designation of the Company.

(b) Securities. The Executive currently beneficially owns 12,950,077 shares of Common Stock of the Company. Additional Incentive Shares of common stock and employment stock options may be allocated to the Executive as part of an employment stock option plan subject to Board approval, including but not limited to the required approval of the director on behalf of the investors (initially Dr. Hirschman or his replacement in the future) and in compliance with and subject to, the Bylaws of the Company and subject to the Preferred Stock Certificate of Designation of the Company. Those shares will vest over the 3-year term of this Agreement on a pro rata basis, and in the event that, the Company terminates the employment of the Executive for cause, the Executive dies, or if the Company is sold to a third party, all of the Executive’s shares and/or stock options shall vest immediately thereafter.

(c) Section 409A.

(i) It is the parties’ intention that the payments and benefits to which the Executive could become entitled in connection with the Executive’s employment under this Agreement be exempt from or comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder. The provisions of this Section 3(b) shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention while to the maximum possible extent preserving the economic terms otherwise intended hereunder. If the Executive or the Company believes, at any time, that any of such payments or benefits is not so exempt or does not so comply, the Executive or the Company will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement so that it is exempt or complies (with the most limited possible economic effect on the Executive and on the Company) or to mitigate any additional tax or interest (or both) that may apply under Section 409A if exemption or compliance is not practicable. The Company agrees that it will not, without the Executive’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax or interest (or both) upon the Executive under Section 409A, unless such action or omission is pursuant to the Executive’s written request;

(ii) To the extent applicable, each and every payment made pursuant to Sections 3 or 6 of this Agreement shall be treated as a separate payment, and not as one of a series of payments treated as a single payment, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii);

(iii) If the Executive is a “specified employee” (determined by the Company in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Executive’s separation from service as defined for purposes of Section 409A (a “Separation from Service”) with the Company, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (A) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), and (B) cannot be paid or provided in a manner otherwise provided herein without subjecting the Executive to additional tax or interest (or both) under Section 409A, then any such payment, benefit or entitlement that is payable during the first six (6) months following the Separation from Service shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of the Executive’s death and the first business day of the seventh (7th) month immediately following the Executive’s Separation from Service;

(iv) Except to the extent any reimbursement, payment or entitlement under this Agreement does not constitute Nonqualified Deferred Compensation, (A) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plan, to the extent applicable), (B) the reimbursements for expenses for which the Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, or (C) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit;

(v) Any payment or benefit paid or provided under Sections 3 or 6 hereof or otherwise paid or provided due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to the Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Executive’s second taxable year following the Executive’s taxable year in which the Separation from Service occurs; provided, however, that the Company reimburses such expenses no later than the last day of the third taxable year following the Executive’s taxable year in which the Executive’s Separation from Service occurs;

(vi) It is the parties’ intention that the definition of Good Reason (as defined in Section 5(d)) and the separation-from-service procedures specified in Section 3(d) hereof satisfy the conditions set forth in Treasury Regulation Section 1.409A-1(n)(2) for a termination for Good Reason to be treated as an “involuntary separation from service” for purposes of Section 409A;

(vii) Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that does not constitute a “legal settlement” in accordance with Treasury Regulation 1.409A-1(b)(11) will be paid by the Company to the Executive not later than the last day of the Executive’s taxable year following the year in which the dispute is resolved; and

(viii) Any payment, benefit or entitlement provided for in this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to the Executive only upon a Separation from Service.

4. Benefits.

(a) Employee Benefit Plans; Perquisites. During the Executive’s employment, the Executive will be entitled to participate in the Company’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, vision, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. In addition, the Executive will be entitled to receive perquisites on a basis that is at least as favorable as that provided to other similarly situated Company executives.

(b) Vacation. The Executive will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to other similarly situated Company executives but in no event less than four (4) weeks per year during the Term of this Agreement.

(c) Business Expenses. The Executive will be reimbursed for all business and entertainment expenses incurred by the Executive in performing the Executive’s responsibilities under this Agreement. However, the Executive’s reimbursement will be subject to the Company’s normal practices for similarly situated executives, provided that such reimbursements pursuant to this Section 4(c) will be paid no later than the end of the calendar month following the month in which such reimbursable expenses were incurred (in the event that a timely request for reimbursement is made).

(d) Indemnification as an Executive. To the fullest extent permitted by applicable law, as it presently exists or may hereafter be amended, the Company shall indemnify the Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against the Executive or in which the Executive is otherwise involved arising by reason of the Executive’s status as a director, officer, employee and/or agent of the Company and shall pay the expenses, including attorneys’ fees, incurred by the Executive in defending any such action, suit or proceeding in advance of its final disposition. The provisions of this Section 4(d) shall in no way limit, and shall be in addition to, the Executive’s rights to indemnification and advancement of expenses provided under the Company’s bylaws. The Executive will at all relevant times be covered under any existing contract of directors and officers liability insurance that covers directors or officers of the Company (other than any coverage that specifically covers solely independent directors). The Executive’s right to indemnification shall apply as provided herein notwithstanding the availability of any indemnification rights the Executive may have from other sources, except to the extent that the Executive has already been paid (and are not obligated to repay) such other indemnification.

5. Termination of the Executive’s Employment.

(a) Notwithstanding any provision of this Agreement to the contrary, the Executive’s employment hereunder will terminate on the first to occur of the following dates:

(i) the date of the Executive’s death;

(ii) the date on which the Executive has experienced a Disability (as defined below), and the Company gives the Executive notice of termination on account of Disability;

(iii) the date on which the Executive has engaged in conduct that constitutes Cause (as defined below), and the Company gives the Executive notice of termination for Cause;

(iv) the expiration of the Term;

(v) the date on which the Company gives the Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above;

(vi) the date on which the Executive gives the Company notice of termination for Good Reason (as defined below); or

(vii) the date in which the Executive voluntarily resigns from the Executive’s employment with the Company under this Agreement other than for Good Reason, provided that such resignation occurs on or after the first anniversary of the Commencement Date.

(b) For purposes of this Agreement, “Disability” will mean an illness, injury or other incapacitating condition as a result of which the Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for one hundred and eighty (180) consecutive days during the Term. The Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician mutually selected by the Executive and the Company.

(c) For purposes of this Agreement, “cause” will mean the occurrence of any of the following events, as reasonably determined by the Board:

(i) the Executive’s willful and continued refusal to substantially perform the Executive’s duties hereunder;

(ii) the Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; or

(iii) the Executive’s breach of any material term of this Agreement or the Company’s written policies and procedures, as in effect from time to time; provided, however, that with respect to (i) or (ii) above, such termination for Cause will only be effective if the Executive does not cure the conduct constituting Cause within sixty (60) days of the Executive’s receipt of written notice specifying in reasonable detail the nature of the alleged breach. For purposes of this subparagraph (c), no act or omission by the Executive shall be considered “willful” unless done, or not done, by the Executive in bad faith or without reasonable belief that such act or omission was in the best interests of Company, and any act or omission by the Executive based upon or consistent with authority given to the Executive under this Agreement or by the Board or upon advice of the Company’s counsel, shall be conclusively presumed to be done in good faith and in the best interests of the Company. There shall be a presumption that the Executive has not violated Sections 5(c)(i) or (ii) above until there is a finding by the fact finder (i.e., judge, jury or arbitrator) of wrongdoing sufficient to justify termination for Cause under these sections.

(d) For purposes of this Agreement, “Good Reason” will mean the occurrence of any of the following events, as the Executive may reasonably determine:

(i) a substantial reduction in the Executive’s responsibilities and duties by the Board, but excluding for reasons of Cause;

(ii) the Executive’s removal from the Board of Directors, but excluding reasons for Cause;

(iii) the failure of the Company to pay the Executive on a timely basis the Executive’s total Salary, fees or payments earned, or to disburse in a timely fashion any securities due to the Executive hereunder;

(iv) the Company’s breach of any material term of this Agreement; provided that in all cases the Executive will have provided the Company with written notice and not less than a fifteen (15) calendar day opportunity to cure the conduct that the Executive claims constitutes Good Reason; and/or

(v) a Change of Control shall have occurred. For purposes hereof, the term “Change in Control” means any of the following events: (i) any person or entity acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (ii) the consummation of (A) a merger or consolidation of the Company with or into another corporation unless, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own more than fifty percent (50%) of the aggregate voting power of the Company or the successor entity of such transaction, or (B) a sale or disposition of all or substantially all of the Company’s assets.

6. Compensation in Event of Termination. Upon termination of the Term, this Agreement will terminate and the Company will have no further obligation to the Executive except to pay the amounts set forth in this Section 6.

(a) In the event the Executive’s employment terminates for any reason on or before the expiration of the Term, the Executive or the Executive’s estate, conservator or designated beneficiary, as the case may be, will be entitled to payment of any earned but unpaid Salary for that year and two (2) additional years after termination in which the Executive’s employment is terminated, as well as any accrued but unused vacation, reimbursement of expenses, all vested shares and benefits to which Executive may be entitled in accordance with the terms of any applicable Company employee benefits plan. The Executive, the Executive’s estate, conservator or designated beneficiary, as the case may be, will be entitled to receive any and all portions of any unvested Shares, Incentive Shares, or Stock Options as the Executive’s securities compensation entitlement. All shares will vest immediately upon termination.

(b) In the event the Executive’s employment is terminated pursuant to Section 5(a)(i) on or before the expiration of the Term, the Executive’s estate, conservator or designated beneficiary, as the case may be and as noted above, will be entitled to receive, in addition to the compensation specified by Section 6(a), a lump sum payment equivalent to twenty-four (24) months of the base Salary.

(c) In the event the Executive’s employment is terminated pursuant to Section 5(a)(ii) on or before the expiration of the Term, the Executive will be entitled to receive compensation specified by Section 6(a).

(d) In the event the Executive’s employment is terminated pursuant to Section 5(a)(v) before the expiration of the Term, the Executive will be entitled to receive on the date of termination, the amounts set forth above in Section 6(a). The Executive shall have no duty to mitigate in order to receive the benefits set forth herein and the benefits shall not be reduced or offset by other income payment or profits that the Executive may receive from any source.

7. Proprietary Information.

(a) Definition. For purposes of this Agreement, “Proprietary Information” means confidential or proprietary information concerning (i) the Company’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, software or proprietary computer code, trade secrets and technical know-how; (ii) any other matter relating to the Company; and (iii) any matter relating to clients, employee, or consultants of the Company or other third parties having business or employment relationships with the Company. Proprietary Information may include information furnished to the Executive orally or in writing (whatever the form or storage medium, whether electronic or otherwise) or gathered by inspection, in each case before or after the date of this Agreement.

However, Proprietary Information does not include information (i) that was or becomes generally available to the Executive on a non-confidential basis, if the source of this information was not reasonably known to the Executive to be bound by a duty of confidentiality; (ii) that was or becomes available to the public, other than as a result of a disclosure by the Executive, directly or indirectly, that is not authorized by the Company; or (iii) that the Executive independently developed, learned, or discovered without reference to any Proprietary Information.

(b) Use and Disclosure. The Executive will obtain or create Proprietary Information in the course of the Executive’s involvement in the Company’s activities and may already have Proprietary Information. The Executive agrees that the Proprietary Information is the exclusive property of the Company, and that, during the Executive’s employment, the Executive will use and disclose Proprietary Information only for the Company’s benefit and in accordance with any restrictions placed on its use or disclosure by the Company. After the Executive’s employment, the Executive will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights the Company may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.

(c) Return of Proprietary Information. When the Executive’s employment terminates, the Executive agrees to return to the Company all Proprietary Information, including any portion of the Executive’s notes, mailing lists, rolodexes and computer files that contains any Proprietary Information. The Executive agrees to do anything reasonably requested by the Company in furtherance of perfecting the Company’s possession of, and title to, any Proprietary Information that was at any time in the Executive’s possession.

(d) Limitations. Nothing in this Agreement prohibits the Executive from providing truthful testimony concerning the Company to governmental authorities.

8. Employee Inventions.

(a) The Executive agrees that any inventions, ideas, original works of authorship or other work product (“Inventions”) in whole or in part conceived or made by the Executive which are made through the use of any of the Proprietary Information or any of the Company’s equipment, facilities, supplies, trade secrets or time, or which relate to the Company’s business or the Company’s actual or demonstrably anticipated research and development, or which result from any work performed by the Executive for the Company, along with any rights in or to any of the foregoing under copyright, patent, trade secret, trademark, or other law, shall belong exclusively to the Company and shall be deemed part of the Proprietary Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the Executive agrees that any such original works of authorship shall be deemed to be “works made for hire” and that the Company shall be deemed the author thereof under the U. S. Copyright Act (Title 17 of the U. S. Code), provided that in the event and to the extent such works are determined not to constitute “works made for hire” as a matter of law or that there are any rights that do not accrue to the Company as a work made for hire, the Executive hereby irrevocably assign and transfer to the Company all right, title and interest in and to such works, including but not limited to copyrights and other intellectual property rights.

(b) With respect to Inventions made or conceived of in whole or part by the Executive, either solely or jointly with others, whether during the Executive’s employment by the Company or after termination of such employment if developed using, applying or adapting, in any way, the Company’s equipment, supplies, facilities, Proprietary Information or trade secret information, or during the Executive’s working hours, or such Invention relates to the Company’s business, or actual or demonstrably anticipated research or development, or results from any work done in whole or part by the Executive, either solely or jointly with others, for the Company, or is based on or related to programs, processes, Inventions or information learned by the Executive during such employment:

(i) The Executive hereby expressly transfers and assigns to the Company all of the Executive’s right, title and interest in and to such Inventions; and to applications for

U.S. and/or foreign letters patent and/or copyrights as well as any and all continuations, continuations-in-part, and divisions thereof, and to U.S. and/or foreign letters patent and/or copyrights issued thereon, as well as any and all reissues, extensions, improvements, or further developments thereof;

(ii) The Executive shall apply, or assist the Company in applying, at the Company’s request and expense, for U.S. and/or foreign letters patent and/or copyrights in the Company’s name, or otherwise as the Company shall desire. The decision to obtain letters patent and/or copyrights shall reside solely with the Company; however, the decision not to obtain or apply for letters patent and/or copyrights at the time of disclosure or at any time thereafter, shall not be construed as a waiver of any rights hereunder; and

(iii) the Company shall also have the perpetual, royalty-free right to use in its business, to license others to use, and to make, use and sell products, processes and/or services derived from any Inventions, discoveries, designs, improvements, concepts, ideas, whether patentable or not, including but not limited to process, methods, formulas, techniques or know-how related thereto, which are not within the scope of Inventions as defined herein, but which are conceived or made in whole or part by the Executive, either solely or jointly with others, during regular working hours or with the use of the Company’s equipment, supplies, facilities, Proprietary Information, trade secret information materials or personnel.

9. Effect on Other Agreements; Entire Agreement. This Agreement is the entire agreement between the Executive and the Company with respect to the relationship contemplated by this Agreement, and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

10. Successors.

(a) Payments on the Executive Death. If the Executive dies and any and all amounts become payable or are due and outstanding under this Agreement, the Company will pay those amounts to the Executive’s estate or beneficiary, his wife, Nancy A. Sinkule, and his daughter Jessica Sinkule.

(b) Assignment by the Executive. The Executive may not assign this Agreement without the Company’s prior written consent. Also, except as required by law, the Executive’s right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 10(b), whether voluntarily or involuntarily, shall be void.

(c) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s assets (a “Sale”), the Company will cause (i) the Surviving Company to unconditionally assume this Agreement in writing and (ii) a copy of the assumption to be provided to the Executive.

The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. This Section 10(c) shall apply to each Reorganization and Sale occurring during the Term. Nothing in this Section 10(c) shall detract from the Executive’s rights under Section 5 or Section 6 of this Agreement in the event that the Executive elects to terminate the Executive’s employment in the Company for Good Reason.

(d) Except as provided in Section 10(c), the Company may not assign this Agreement without the Executive’s prior written consent.

11. Disputes.

(a) Employment Matter. This Section 11 applies to any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement, or any aspect of the Executive’s employment with the Company or the termination of that employment (collectively, an “Employment Matter”).

(b) Mandatory Arbitration. Subject to the provisions of this Section 11, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 7; (ii) a decision must be rendered within ten (10) business days of the parties’ closing statements or submission of post-hearing briefs; and (iii) the arbitration will be conducted before a panel of three arbitrators, one selected by the Executive within ten (10) business days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association).

(c) Injunctions and Enforcement of Arbitration Awards. The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section

11(b). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 11(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8. The Executive agrees that (i) violating any part of Sections 7 and 8 can cause damage to the Company that cannot be measured or repaired; (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections; (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief; and (iv) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

(d) Jurisdiction and Choice of Forum. The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York, State of New York, over any Employment Matter that is not otherwise arbitrated or resolved according to Section 11(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both the Executive and the Company (i) acknowledge that the forum stated in this Section 11(d) has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law; (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 11(d) in the forum stated in this Section; (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 11(d); and (iv) agree that, to the extent permitted by law, a final and non- appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company. However, nothing in this Agreement precludes the Executive and the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 11(b) or this 11(d).

(e) Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

(f) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

(g) Costs. If the arbitrator or court of competent jurisdiction determines that the Executive has prevailed on the issues in dispute in the arbitration or court proceeding, as the case may be, the Company will, upon presentment of appropriate documentation, pay or reimburse any reasonable expenses, including reasonable attorney’s fees, the Executive incurs as a result of any Employment Matter.

12. Miscellaneous.

(a) Indemnification for Breach.

(i) The Executive hereby agrees to indemnify the Company and each of the officers, agents and directors of the Company against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on (i) any inaccuracy appearing in or misrepresentations made in this Agreement, or any breach of a covenant or any other agreement contemplated by this Agreement or (ii) any claims, demands, suits or disputes related to the Executive’s employment, involvement or association with any business or relationships whatsoever with any persons, shareholders, businesses or entities the Executive provides or provided services for, was employed by, was associated with, or entered into any contractual relationship of any kind with prior to the date of this Agreement. The indemnification provided for in this paragraph shall survive the termination of this Agreement for a period of six (6) months, except in the case of fraud; and

(ii) The Company hereby agrees to indemnify the Executive against any Loss to which he may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made in this Agreement by the Company, or any breach of a covenant or any other agreement contemplated by this Agreement. The indemnification provided for in this paragraph shall survive the termination of this Agreement for a period of six (6) months, except in the case of fraud.

(b) Construction.

(i) References to (A) Sections are to sections of this Agreement unless otherwise stated; (B) any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) any governmental authority include any successor to the governmental authority; (E) any plan include any programs, practices and policies; (F) any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity;

(ii) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement; and

(iii) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders, and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(c) Withholding. The Company may withhold (or cause to be withheld) from any payment or benefit provided for hereunder any taxes that are required to be withheld under any applicable law, rule or regulation.

(d) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Agreement will not be affected.

(e) No Set-off or Mitigation. The Executive and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right the Executive or the Company may have against each other or anyone else. The Executive does not need to seek other employment or take any other action to mitigate any amounts owed to the Executive under this Agreement, and those amounts will not be reduced if the Executive does obtain other employment (except as this Agreement specifically states).

(f) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (i) on the business day sent, when delivered by hand or facsimile or e-mail transmission (with confirmation) during normal business hours (with a notice contemporaneously given by another method specified in this Section 12(e)); (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier; or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 12(e)):

If to the Executive, to: Dr. Joseph Sinkule 13576 Walnut Street Omaha, NE 68144	If to the Company, to: Anew Medical, Inc. 13576 Walnut Street Omaha, NE. 68144

(g) Consideration. This Agreement is in consideration of the mutual covenants contained in it. The Executive and the Company acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(h) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by the Executive and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by the Executive or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(i) Representations. The Executive represents and warrants to the Company that:

(i) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms;

(ii) the Executive is not a party to any contract, agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder;

(j) Third Party Beneficiaries. Subject to Section 10, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than the Executive and the Company and the Executive’s and the Company’s permitted successors and assigns.

(k) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

[-signature page follows-]

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

THE COMPANY

ANEW MEDICAL, INC.
ANEW ONCOLOGY, INC.

By:	Dr. Shalom Hirschman
	Title:	Director

THE EXECUTIVE

Name:	Dr. Joseph Sinkule